EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2017 relating to the combined financial statements of Cousins Houston (which report expresses an unqualified opinion on the combined financial statements and includes an explanatory paragraph relating to the allocation of certain operating expenses from Cousins Properties Incorporated) appearing in the Annual Report on Form 10-K of Parkway, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

May 23, 2017